Gross Transaction Value (“GTV”) represents total proceeds from all items sold at the Company’s live on site auctions and online marketplaces. GTV is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

The Company presents both GAAP and non-GAAP measures to provide investors with additional information. Providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Non-GAAP financial measures referred to in this news release are labeled as “non-GAAP measure” or designated as such with an asterisk (*). Please see page 9-11 for explanations of why the Company uses these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

Exhibit 99.1 – News Release

Ritchie Bros. reports first quarter 2021 results

VANCOUVER, May 10, 2021– Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company”, “Ritchie Bros.”, “we”, “us”, or “our”) reported the following results for the three months ended March 31, 2021.

(All figures are presented in U.S. dollars)

Net income attributable to stockholders increased 24% to $28.2 million, compared to $22.8 million in Q1 2020. Diluted earnings per share (“EPS”) attributable to stockholders increased 19% to $0.25 per share in Q1 2021 compared to $0.21 per share in Q1 2020.

“Our 11% increase in GTV growth in the quarter was driven by solid underlying performance from all regions contributing to a 31% increase in operating income.”

“We continued to lead with innovation; flexing new digital capabilities to improve the buyer and seller experience, ultimately driving exceptional price realization for consignors during this continued period of heightened economic uncertainty,” said Ann Fandozzi, CEO of Ritchie Bros.

Consolidated results:

●	Total revenue in Q1 2021 increased 21% to $331.6 million as compared to Q1 2020
o	Service revenue in Q1 2021 increased 13% to $206.0 million as compared to Q1 2020
o	Inventory sales revenue in Q1 2021 increased 39% to $125.5 million as compared to Q1 2020
●	Total selling, general and administrative expenses (“SG&A”) in Q1 2021 increased 18% to $116.1 million as compared to Q1 2020
●	Operating income in Q1 2021 increased 31% to $44.5 million as compared to Q1 2020
●	Net income in Q1 2021 increased 23% to $28.1 million as compared to Q1 2020
●	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization* (“EBITDA”) (non-GAAP measure) in Q1 2021 increased 18% to $66.3 million as compared to Q1 2020
●	Cash provided by operating activities was $180.7 million for Q1 2021

Auctions & Marketplaces segment results:

●	GTV[1] in Q1 2021 increased 11% to $1.3 billion and increased 8% when excluding the impact of foreign exchange as compared to Q1 2020
●	A&M total revenue in Q1 2021 increased 21% to $296.3 million as compared to Q1 2020
o	Service revenue in Q1 2021 increased 10% to $170.8 million as compared to Q1 2020
o	Inventory sales revenue in Q1 2021 increased 39% to $125.5 million as compared to Q1 2020

Other Services segment results:

●	Other Services total revenue in Q1 2021 increased 24% to $35.3 million as compared to Q1 2020
o	RBFS revenue in Q1 2021 increased 27% to $9.2 million as compared to Q1 2020
o	Rouse revenue of $5.6 million was recognized in Q1 2021, which was its first full quarter since its acquisition on December 8, 2020

Other Company development:

●	On March 11, 2021, the Company announced that it was awarded the support of the U.S. Department of Defense with new surplus term sale contracts as the Company was declared the apparent high bidder for two new East and West contracts, covering the consolidated surplus rolling stock and non- rolling stock assets. These contracts were formally awarded to the Company on April 1, 2021 and commence on June 1, 2021.

1 Gross Transaction Value (“GTV”) represents total proceeds from all items sold at the Company’s live on site auctions and online marketplaces. GTV is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

The Company presents both GAAP and non-GAAP measures to provide investors with additional information. Providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Non-GAAP financial measures referred to in this news release are labeled as “non-GAAP measure” or designated as such with an asterisk (*). Please see page 9-10 for explanations of why the Company uses these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

Ritchie Bros.	1

Financial Overview

(Unaudited)

(in U.S. $000's, except EPS and percentages)	Three months ended March 31,
			% Change
	2021	2020	2021 over 2020
Service revenue:
Commissions	$103,975	$93,484	11%
Fees	102,055	89,639	14%
Total service revenue	206,030	183,123	13%
Inventory sales revenue	125,525	90,132	39%
Total revenue	331,555	273,255	21%
Costs of services	36,027	39,355	(8)%
Cost of inventory sold	110,747	81,585	36%
Selling, general and administrative expenses	116,078	98,385	18%
Operating expenses	287,053	239,173	20%
Operating income	44,502	34,082	31%
Operating income as a % of total revenue	13.4%	12.5%	90	bps
Net income attributable to stockholders	28,188	22,809	24%
Diluted EPS attributable to stockholders	$0.25	$0.21	19%
Effective tax rate	23.0%	19.8%	320	bps
Total GTV	1,274,539	1,147,025	11%
Service GTV	1,149,014	1,056,893	9%
Service revenue as a % of total GTV - Rate	16.2%	16.0%	20	bps
Inventory GTV	125,525	90,132	39%
Service revenue as a % of total revenue	62.1%	67.0%	(490)	bps
Inventory sales revenue as a % of total revenue	37.9%	33.0%	490	bps
Cost of inventory sold as a % of operating expenses	38.6%	34.1%	450	bps
Service GTV as a % of total GTV - Mix	90.2%	92.1%	(190)	bps
Inventory sales revenue as a % of total GTV - Mix	9.8%	7.9%	190	bps

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Segment Overview

(in U.S $000's)	Three months ended March 31, 2021
	A&M	Other	Consolidated
Service revenue	$170,755	35,275	$206,030
Inventory sales revenue	125,525	—	125,525
Total revenue	296,280	35,275	331,555
Ancillary and logistical service expenses	—	12,269	12,269
Other costs of services	21,590	2,168	23,758
Cost of inventory sold	110,747	—	110,747
SG&A expenses	104,345	11,733	116,078
Segment profit	$59,598	9,105	$68,703
Total GTV	1,274,539	N/A	N/A
A&M service revenue as a % of total GTV- Rate	13.4%	N/A	N/A

(in U.S $000's)	Three months ended March 31, 2020
	A&M	Other	Consolidated
Service revenue	$154,743	$28,380	$183,123
Inventory sales revenue	90,132	—	90,132
Total revenue	244,875	28,380	273,255
Ancillary and logistical service expenses	—	12,758	12,758
Other costs of services	25,095	1,502	26,597
Cost of inventory sold	81,585	—	81,585
SG&A expenses	91,585	6,800	98,385
Segment profit	$46,610	$7,320	$53,930
Total GTV	1,147,025	N/A	N/A
A&M service revenue as a % of total GTV- Rate	13.5%	N/A	N/A

Q1 2021 Consolidated Performance Overview

In response to the COVID-19 pandemic, in March 2020, we transitioned all our traditional live on site auctions to online bidding utilizing our existing online bidding technology and simultaneously ceased all public attendance at our live auction theaters. Our core online auction channels (IronPlanet.com, GovPlanet.com, Marketplace-E) continued to operate as usual.

Total GTV increased 11% to $1.3 billion and increased 8% when excluding the impact of foreign exchange in Q1 2021. GTV volumes rose partly due to significant auction calendar shifts arising from auctions that were delayed due to COVID-19 in the prior year including (1) Montreal, Canada, (2) Los Angeles, US and (3) Caorso, Italy, which were partially offset by lower volumes at the Las Vegas, US auction partly impacted by the non-repeat of a large North American trade show occurring at the same time, and the non-repeat of a collector car event. In addition, all regions experienced very strong auction price performance due to high demand for used equipment, in part aided by our digital marketing efforts. Total GTV increased primarily in Canada due to the shifting of the Montreal auction, and strong year-over-year performance at our Canadian agricultural auctions. The International sales team also delivered positive year-over-year performance partly due to a soft prior quarter in Europe as a result of the direct impact of COVID-19. International also had an increase in the number of new auctions held as economic conditions improved and border restrictions were lifted and also benefited from the addition of satellite yards in France, the shifting of the Caorso auction back into Q1 2021, and a large private treaty deal in Australia. Total GTV also increased in the US primarily driven by strong price performance and increased volume from the combination of several regional auction events, the shifting of the Los Angeles auction, and higher volumes at the Fort Worth, US auction. This increase was partially offset by lower performance at the Orlando, US auction.

Total revenue increased 21% to $331.6 million in Q1 2021, with inventory revenue increasing significantly by 39% mainly as a result of a change in GTV mix, and total service revenue increased by 13%.

Service revenue increased 13% with fees revenue increasing 14% and commissions revenue increasing 11%. Fees revenue was up 14% in line with total GTV growth, the acquisition of Rouse, and the continued growth in RBFS fee revenue. Commissions revenue was up 11% partially in line with higher services GTV of 9%, but also driven by improved rates and strong performances on guarantee commission contracts across all regions. We also had improved rates in the straight commission contracts within the GovPlanet business and in Canada. These increases were partially offset by softer straight commission rate performance from a higher proportion of GTV sourced from US strategic accounts.

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Inventory sales revenue increased 39% representing higher inventory sales volume primarily driven by strong performance across all regions, most notably in International. Some of this positive year-over-year performance is a result of a soft prior quarter in Europe due to the direct impact of COVID-19. We also saw volume growth across various countries in Europe with new auctions and a large private treaty deal in Australia. We also had positive year-over-year improvement in the inventory sales margin rate performance in the US and Canada.

Costs of services decreased 8% to $36.0 million. In response to the COVID-19 pandemic, in prior year, we transitioned our traditional live on site auctions to online bidding, utilizing TAL solutions for selected International and on-the-farm agricultural events and implementing travel restrictions. These operational changes resulted in temporary cost reductions in travel, advertising, and promotion expenses. We also saw cost reductions in building, facilities and technology expenses resulting from the non-repeat of site preparation costs related to a collector car event in Q1 2020. In addition, we incurred lower ancillary and logistical service expenses, in line with the decrease in ancillary fees earned on redeployment of assets in the US. This decrease was partially offset by the first full quarter of costs of services incurred from Rouse since acquisition.

Cost of inventory increased 36% to $110.7 million, primarily in line with higher activity in inventory sales revenue. Cost of inventory sold increased at a lower rate than the increase of inventory sales revenue, indicating an increase in the revenue rates. The improved inventory revenue rates were primarily due to the achievement of positive rate performance across all of our regions with strong pricing.

Selling, general and administrative (“SG&A”) expenses increased 18% to $116.1 million primarily due to higher short-term and long-term incentive costs driven by strong performance, higher wages and salaries due to higher headcount to support our growth initiatives, higher severance costs, and a first full quarter of costs incurred from Rouse since acquisition. These increases were partially offset by lower travel, advertising, and promotion costs as we implemented travel restrictions.

Foreign exchange had a favourable impact on total revenue and an unfavourable impact on expenses. These impacts were primarily due to the fluctuations in the Australian dollar, Canadian dollar, and the Euro exchange rates relative to the U.S. dollar.

Net income attributable to stockholders increased 24% to $28.2 million primarily related to higher operating income, offset partly by the non-repeat of $1.7 million contingent consideration received related to the disposition of an equity investment in Q1 2020. Net income was also partially offset by the increase in the effective tax rate.

Primarily for the same reasons noted above, diluted EPS attributable to stockholders increased 19% to $0.25 per share for Q1 2021 from $0.21 per share in Q1 2020.

Dividend Information

Quarterly dividend

On May 7, 2021, the Company declared a quarterly cash dividend of $0.22 per common share payable on June 16, 2021 to shareholders of record on May 26, 2021.

Q1 2021 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended March 31, 2021 at 8am Pacific time / 11 am Eastern time / 4pm GMT on May 11, 2021. The replay of the webcast will be available through June 11, 2021.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

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About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a world leader in asset management technologies and disposition of commercial assets. We offer customers end-to-end solutions for buying and selling used heavy equipment, trucks, and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; Rouse, a leader in market intelligence on sales and rental equipment data; and Ritchie Bros. Private Treaty, offering privately negotiated sales. Our suite of multichannel sales solutions also includes RB Asset Solutions, a complete end-to-end asset management and disposition system. We also offer sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy Auctioneers, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including future auctions and estimated GTV thereof, growth and value prospects and payment of dividends, and the expected benefits of the Rouse acquisition. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan”, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend”, or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should”, or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the duration and impact of the COVID-19 pandemic on the Company’s operations, the operations of customers, and general economic conditions; the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors; the Company’s ability to successfully integrate acquired companies, and to receive the anticipated benefits of such acquisitions; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s Form 10-Q for the quarter ended March 31, 2021, which are available on the SEC, SEDAR, and Company websites. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward looking statements.

Ritchie Bros.	5

GTV and Selected Condensed Consolidated Financial Information

GTV and Condensed Consolidated Income Statements – First Quarter

(Expressed in thousands of United States dollars, except share, per share amounts and percentages)

(Unaudited)

(in U.S. $000's, except EPS)	Three months ended March 31,
			% Change
	2021	2020	2021 over 2020
GTV	$1,274,539	$1,147,025	11%
Revenues:
Service revenues	$206,030	$183,123	13%
Inventory sales revenue	125,525	90,132	39%
Total revenues	331,555	273,255	21%
Operating expenses:
Costs of services	36,027	39,355	(8)%
Cost of inventory sold	110,747	81,585	36%
Selling, general and administration expenses	116,078	98,385	18%
Acquisition-related costs	2,922	—	100%
Depreciation and amortization expenses	21,070	19,293	9%
Gain on disposition of property, plant and equipment	(68)	(47)	45%
Foreign exchange (gain) loss	277	602	(54)%
Total operating expenses	287,053	239,173	20%
Operating income	44,502	34,082	31%
Interest expense	(8,946)	(9,182)	(3)%
Other income, net	1,002	3,577	(72)%
Income before income taxes	36,558	28,477	28%
Income tax expense	8,419	5,648	49%
Net income	$28,139	$22,829	23%
Net income attributable to:
Stockholders	$28,188	$22,809	24%
Non-controlling interests	(49)	20	(345)%
	$28,139	$22,829	23%
Earnings per share attributable to stockholders:
Basic	$0.26	$0.21	24%
Diluted	$0.25	$0.21	19%
Weighted average number of share outstanding:
Basic	109,972,997	109,248,880	1%
Diluted	111,267,392	110,482,837	1%

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Condensed Consolidated Balance Sheets

(Expressed in thousands of United States dollars, except share data)

(Unaudited)

	March 31, 2021	December 31, 2020

Assets
Cash and cash equivalents	$294,380	$278,766
Restricted cash	147,240	28,129
Trade and other receivables	294,291	135,001
Less: allowance for credit losses	(5,576)	(5,467)
Inventory	72,314	86,278
Other current assets	32,802	27,274
Income taxes receivable	8,224	6,797
Total current assets	843,675	556,778

Property, plant and equipment	483,981	492,127
Other non-current assets	148,882	147,608
Intangible assets	296,480	300,948
Goodwill	840,632	840,610
Deferred tax assets	13,044	13,458
Total assets	$2,626,694	$2,351,529

Liabilities and Equity
Auction proceeds payable	$517,521	$214,254
Trade and other payables	227,679	243,786
Income taxes payable	3,215	17,032
Short-term debt	25,933	29,145
Current portion of long-term debt	10,517	10,360
Total current liabilities	784,865	514,577

Long-term debt	626,202	626,288
Other non-current liabilities	159,266	153,000
Deferred tax liabilities	45,753	45,265
Total liabilities	1,616,086	1,339,130

Commitments and Contingencies
Stockholders' equity:
Share capital:
Common stock; no par value, unlimited shares
authorized, issued and outstanding shares:
110,253,056 (December 31, 2020: 109,876,428)	210,765	200,451
Additional paid-in capital	43,612	49,171
Retained earnings	795,781	791,918
Accumulated other comprehensive loss	(44,639)	(34,295)
Stockholders' equity	1,005,519	1,007,245
Non-controlling interest	5,089	5,154
Total stockholders' equity	1,010,608	1,012,399
Total liabilities and equity	$2,626,694	$2,351,529

Ritchie Bros.	7

Condensed Consolidated Statements of Cash Flows

(Expressed in thousands of United States dollars)

(Unaudited)

Three months ended March 31,	2021	2020
Cash provided by (used in):
Operating activities:
Net income	$28,139	$22,829
Adjustments for items not affecting cash:
Depreciation and amortization expenses	21,070	19,293
Stock-based compensation expense	7,193	2,973
Deferred income tax expense	963	1,331
Unrealized foreign exchange loss	459	782
Gain on disposition of property, plant and equipment	(68)	(47)
Amortization of debt issuance costs	720	756
Amortization of right-of-use assets	3,172	3,343
Gain on contingent consideration from equity investment	—	(1,700)
Other, net	1,184	1,282
Net changes in operating assets and liabilities	117,855	(46,710)
Net cash provided by operating activities	180,687	4,132
Investing activities:
Property, plant and equipment additions	(1,556)	(3,495)
Proceeds on disposition of property, plant and equipment	66	333
Intangible asset additions	(8,769)	(7,220)
Issuance of loans receivable	—	(2,984)
Repayment of loans receivable	224	180
Distribution from equity investment	—	4,212
Proceeds on contingent consideration from equity investment	—	1,700
Net cash used in investing activities	(10,035)	(7,274)
Financing activities:
Share repurchase	—	(53,170)
Dividends paid to stockholders	(24,181)	(21,905)
Proceeds from exercise of options and share option plans	6,719	7,054
Payment of withholding taxes on issuance of shares	(7,542)	(2,984)
Net increase (decrease) in short-term debt	(2,886)	29,069
Repayment of long-term debt	(2,626)	(4,236)
Repayment of finance lease obligations	(2,629)	(2,189)
Net cash used in financing activities	(33,145)	(48,361)
Effect of changes in foreign currency rates on cash, cash equivalents, and restricted cash	(2,782)	(12,828)
Increase	134,725	(64,331)
Beginning of period	306,895	420,256
Cash, cash equivalents, and restricted cash, end of period	$441,620	$355,925

Ritchie Bros.	8

Selected Data

(Unaudited)

Total auction metrics

	Three months ended March 31,
			% Change
	2021	2020	2021 over 2020
Number of auction sales days	93	87	7%
Bids per lot sold	27	19	42%
Total lots sold	116,259	100,805	15%

Non-GAAP Measures

This news release references to non-GAAP measures. Non-GAAP measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles. Non-GAAP financial measures referred to in this report are labeled as “non-GAAP measure” or designated as such with an asterisk (*).

Adjusted EBITDA*

The Company believes that adjusted EBITDA* provides useful information about the growth or decline of our net income when compared between different financial periods.

The following table reconciles adjusted EBITDA* to net income, which is the most directly comparable GAAP measures in, or calculated from, our consolidated income statements:

(in U.S. $000's, except percentages)	Three months ended March 31,
			% Change
	2021	2020	2021 over 2020
Net income	$28,139	$22,829	23%
Add: depreciation and amortization expenses	21,070	19,293	9%
Add: interest expense	8,946	9,182	(3)%
Less: interest income	(303)	(873)	(65)%
Add: income tax expense	8,419	5,648	49%
Adjusted EBITDA*	$66,271	$56,079	18%

(1)	Please refer to page 10 for a summary of adjusting items for the three months and year ended March 31, 2021 and March 31, 2020.
(2)	Adjusted EBITDA* is calculated by adding back depreciation and amortization expenses, interest expense, and income tax expense, and subtracting interest income from net income excluding the pre-tax effects of adjusting items.

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Adjusting items during the trailing 12-months ended March 31, 2021 were:

Recognized in the first quarter of 2021

●	There were no adjustment items recognized in the first quarter of 2021.

Recognized in the fourth quarter of 2020

●	$5.2 million ($3.9 million after tax, or $0.04 per diluted share) of acquisition-related costs related to the acquisition of Rouse.
●	$1.5 million ($0.01 per diluted share) of current income tax expense recognized related to an unfavourable adjustment to reflect final regulations published in Q2 2020 regarding hybrid financing arrangements.

Recognized in the third quarter of 2020

●	$4.3 million ($3.2 million after tax, or $0.03 per diluted share) of severance costs related to the realignment of leadership to support the new global operations organization, in line with strategic growth priorities led by the new CEO.

Recognized in the second quarter of 2020

●	$6.2 million ($0.06 per diluted share) in current and deferred income tax expense related to an unfavourable adjustment to reflect final regulations published regarding hybrid financing arrangements.

Adjusting items during the trailing 12-months ended March 31, 2020 were:

Recognized in the first quarter of 2020

●	There were no adjustment items recognized in the first quarter of 2020.

Recognized in the fourth quarter of 2019

●	$4.1 million ($3.4 million after tax, or $0.03 per diluted share) in share-based payment expense recovery related to the departure of our former CEO.

Recognized in the third quarter of 2019

●	There were no adjustment items recognized in the third quarter of 2019.

Recognized in the second quarter of 2019

●	There were no adjustment items recognized in the second quarter of 2019.

For further information, please contact:

Sameer Rathod | Vice President, Investor Relations and Market Intelligence

Phone: 1.510.381.7584 | Email: srathod@ritchiebros.com

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